Exhibit 10.28
Amendment
To the
Standard & Poor’s Employee Retirement Plan Supplement
     Effective as of January 1, 2010, the Standard & Poor’s Employee Retirement Plan Supplement (the “S&P Supplement”), amended and restated as of January 1, 2008, unless otherwise provided, is amended as set forth below:
     1. Article 5 of the S&P Supplement is amended to incorporate new Section 5.05, as set forth below:
Section 5.05. Distribution of Benefits Due to FICA. If any Benefits under this Plan are taxable to a Participant under the Federal Insurance Contributions Act (FICA) (as a result of Section 3101, 3121(a) or 3121(v)(2) of the Code or any successor provisions) (the “FICA Tax”) prior to the date the Benefits become payable to the Participant in accordance With terms of this Plan, then the Company may determine, in its sole discretion, that a lump sum distribution shall be made from this Plan in an amount equal to: (i) the FICA Tax payable on any such Benefits; (ii) the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Tax under subsection (i) of this Section 5.05 of the plan; plus (iii) the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes, in accordance with Section 409A of the Code (the amounts under subsections (i), (ii) and (iii) collectively, the “Accelerated Tax Payment”). The total amount of any accelerated distributions for a Participant must not exceed the aggregate of the FICA amount and the income tax withholding related to such FICA amount. In the event that the Accelerated Tax Payment is distributed, the Participant’s Benefit shall be reduced by such Accelerated Tax Payment.
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     Except as set forth herein, the S&P Supplement remains in full force and effect